 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2012 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the consolidated financial statements of Communication Intelligence Corporation which appears in their Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PMB Helin Donovan, LLP
San Francisco, California
October 24, 2012